October 31, 1995



Aequitron Medical, Inc.
14800 - 28th Avenue North
Minneapolis, Minnesota 55447

         Re:  Exhibit 5 - Registration Statement on Form S-8

Ladies/Gentlemen:

         We are acting as corporate counsel to Aequitron Medical, Inc. (the "Company") in connection with the original registration by the Company on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") of options and 500,000 additional shares (the "Shares") of Common Stock issuable pursuant to the Company's 1988 Stock Option Plan (the "Plan").

         In acting as such counsel and for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the
Company:

          1.   The Company's Articles of Incorporation, as amended.

          2.   The Company's Bylaws, as amended.

          3. Certain corporate resolutions adopted by the Board of Directors and shareholders of the Company pertaining to the adoption and approval of the Plan and amendments thereto.

          4.   The Plan and amendments thereto.

          5.   The Registration Statement.

         Based on, and subject to, the foregoing and upon representations and information provided by the Company or its officers or directors, it is our opinion as of this date that:

          1. The Shares are validly authorized by the Company's Articles of Incorporation, as amended.

          2. Upon issuance and delivery of the Shares against receipt by the Company of the consideration for the Shares pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.



By /s/ Thomas R. King
    Thomas R. King
Fredrikson & Byron, P.A.
1100 International Centre
900 Second Avenue South
Minneapolis, MN  55402
Telephone: 612-347-7059
Facsimile: 612-347-7077